Exhibit 99

PRESS RELEASE

For Release:	July 24, 2015
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS INCREASED EARNINGS MOMENTUM FOR SIX MONTH AND SECOND QUARTER 2015 RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank, today announced second quarter 2015 income of $1.614 million or $.26 per share compared to net income of $.805 million, or $.15 per share for the second quarter of 2014 and $1.366 million, or $.22 per share, in the 2015 first quarter.  Operating results for the first six months of 2015 totaled $2.986 million, or $.48 per share, compared to $1.466 million, or $.27 per share, for the same period in 2014.  Total assets of the Corporation at June 30, 2015 totaled $735.338 million, compared to $595.869 million on June 30, 2014.

Shareholders’ equity at June 30, 2015 totaled $75.746 million, compared to $66.477 million on June 30, 2014. The book value per share equated to $12.15 on June 30, 2015 compared to $12.03 per share a year ago. Weighted average shares outstanding totaled 6,250,984 shares in the 2015 first half compared to 5,529,290 for the same period in 2015.

The acquisition of Peninsula Financial Corporation, the holding company for Peninsula Bank (“PFC”), in December 2014 added approximately $125 million in assets, $70 million in loan balances and $100 million in deposits to our organization. In connection with this acquisition we increased shareholders equity by $7.804 million, issued 695,361 shares of our common stock and added approximately 350 new shareholders.

Key highlights for the first six months of 2015 results include:

•                  mBank, the Corporation’s primary asset, recorded net income of $3.516 million in the first half of 2015, compared to $2.404 million for the first half of 2014, a 46.26 % increase following the seamless integration of Peninsula Bank.

•                  The Corporation recorded “pre-tax, pre-provision” income of $5.038 million for the first half of 2015, compared to $2.588 million for the same period in 2014.

•                  Healthy new loan growth with production of $114.8 million and $14.2 million of “net” balance sheet growth.

•                  Strong net interest margin improving to 4.35% compared to 4.21% in the 2014 first half.

•                  Increased contribution from secondary mortgage market activity.

•                  Dividend on common stock of $.075 per share compared to $.05 per share one year ago.

Loans and Nonperforming Assets

Total loans at June 30, 2015 were $615.247 million, a $112.307 million increase from $502.940 million at June 30, 2014, of which approximately $70.0 million is due to the PFC acquisition. The Corporation is up $14.166 million, 2.0%, from year-end 2014 total loans of $601.081 million. In addition to the aforementioned balance sheet totals, the company services $228 million of sold mortgage loans and $66 million of sold SBA and USDA loans. Total loans under management now total $909 million.

New loan production totaled $114.8 million with the Upper Peninsula contributing $64.6 million, the Northern Lower Peninsula $32.8 million and Southeast Michigan $17.4 million. Commercial loan production accounted for $73.0 million of the six month total, with consumer, primarily 1-4 family mortgages, of $41.8 million.  Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated, “We are very pleased with the new loan opportunities in all our markets. Our net loan balances did not increase in line with production as we experienced approximately $25.0 million of unanticipated loan payoffs due in part to customers moving to other institutions for pricing and terms that were outside of our loan structure guidelines. Loan balance growth did accelerate in the second quarter with strong loan pipelines moving into the second half of the year for both commercial and mortgage business.”

Nonperforming loans totaled $9.652 million, 1.57% of total loans at June 30, 2015 compared to $2.652 million, or .53% of total loans at June 30, 2014 and up from the $3.939 million from December 31, 2014.  Total loan delinquencies greater than 30 days resided at a nominal 1.71%, or $7.641 million. Mr. George, commenting on credit quality, stated, “Our credit quality risk metrics and overall loan portfolio payment performance remains strong with no systemic issues within any segments of the portfolio.”

Mr. George also stated, “The increase in nonperforming loans is isolated almost solely with the local paper mill loan relationship we discussed in detail in our previous quarters press release. As an update, a letter of intent has been signed with a potential new owner who is completing exclusive due diligence with hopes of acquiring the assets of the mill and reopening it in early October of this year making paper again. We are cautiously optimistic that the letter of intent and subsequent due diligence will result in a final definite sales agreement. We have taken prudent steps working with all lending parties and government agencies to continually wind down the mill and protect and control the disposition of our collateral should the mill fail to reopen since it was abruptly closed in late March by its private equity owner.”

Mr. George concluded, “We have been very pleased with the resolution of several of the acquired PFC problem assets, and expect further positive progress there as we work through their remaining nonperforming assets.  We believe our purchase accounting marks for the loans acquired are appropriate.”

Margin Analysis

Net interest income in the first half of 2015 increased to $14.520 million, 4.35%, compared to 11.252 million, or 4.21%, in the first half of 2014.  The increase in net interest income was largely due to the PFC acquisition as we increased earning assets by approximately $90 million.  We also had increased net interest contribution due to the accretive attributes associated with the purchase accounting adjustments related to PFC loan marks under GAAP. Mr. George stated, “We have been successful in maintaining our strong net interest margin within this historically low interest rate cycle though the use of continued targeted funding strategies and disciplined loan pricing in efforts to mitigate longer term interest rate risk where we maintain a favorable balance sheet position in a rising interest rate environment. We continue to look for any investment opportunities that fit our balance sheet structure but will not take unnecessary risk or extend duration in order to enhance short term yields. We will remain committed to our core banking philosophy which emphasizes loan growth as the best asset to invest in to benefit and help grow the economic bases in our local communities, which in turn also provides the best overall returns to our shareholders.”

Deposits

Total deposits of $588.821 million at June 30, 2015 increased by $104.805 million ($100 million from the PFC acquisition noted above) from deposits of $484.016 million on June 30, 2014 and were down $18.152 million from year end deposits of $606.973 million.  Mr. George, commenting on core deposits and overall liquidity needs, stated “The Corporation maintains a strong liquidity position to fund operations and loan growth. We proactively review our short and long term funding needs and review our pricing levels within the different segments of our deposit products in order to best manage our net interest margin to capture as many dollars as we can. We will also utilize alternative funding sources such as internet CDs and small levels of wholesale deposits when deemed necessary to structure different liabilities to match asset growth durations, and cover any potential short term funding gaps that could arise to protect our balance sheet in various interest rate change stress tests.”

Noninterest Income/Expense

Noninterest income, at $1.973 million in the first six months of 2015, increased $.632 million from the first six months 2014 level of $1.341 million.  The primary reason for the increase was increased year over year activity in the secondary mortgage market.  Income from this source totaled $.449 million compared to $.243 million in the 2014 six month period.  Noninterest expense, at $11.456 million in the first half of 2015, increased $1.452 million, or 14.50% from the first half of 2014. The increase from the first six months of 2014 was largely attributable to the PFC acquisition in December 2014 in terms of salaries and benefits, and some data processing costs which are expected to diminish now that the conversion process is complete. We remain diligent in monitoring and controlling our overall expense base, which continues to reside at below peer levels.

Assets and Capital

Total assets of the Corporation at June 30, 2015 were $735.338 million, up $139.469 million from the $595.869 million reported at June 30, 2014 , approximately $125 million attributed to the acquisition of PFC in December 2014, and down slightly from the $743.785 million of total assets at year-end 2014. The decrease in assets during the first half was primarily due to the reduction in deposits as we paid down some of our brokered deposits in connection with reductions in loan funding needs. Common shareholders’ equity at June 30, 2015 totaled $75.746 million, or $12.15 per share, compared to $66.477 million, or $12.03 per share on June 30, 2014.  The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 9.14% and 9.91% at the Bank.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation concluded, “With the acquisition of PFC, the combination of our organizations has resulted in accretive earnings as planned, and we expect this contribution to continue in future periods.   The expansion of our footprint from this business combination provided us with increased growth opportunities in the western part of Marquette County and tangent markets. Our increased asset size resulted in the anticipated operational and scale efficiencies, which contributed to earnings accretion. We believe that we will have additional accretive opportunities in the near term as the regulatory and operating costs for smaller banks dictate a larger asset base. We remain committed to our shareholders in all of our endeavors to increase value by building a safe and sound company with strong asset growth, increasing core earnings and growing returns on equity.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $725 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2015	2014	2014
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$735,338	$743,785	$595,869
Loans	615,247	600,935	502,940
Investment securities	60,561	65,832	47,374
Deposits	588,821	606,973	484,016
Borrowings	64,483	49,846	42,087
Shareholders’ equity	75,746	73,996	66,477

Selected Statements of Income Data (six months and year ended):
Net interest income	$14,520	$23,527	$11,252
Income before taxes	4,533	2,829	2,214
Net income	2,985	1,700	1,466
Income per common share - Basic	.48	.30	.27
Income per common share - Diluted	.48	.30	.26
Weighted average shares outstanding	6,250,984	5,592,738	5,529,290
Weighted average shares outstanding- Diluted	6,278,498	5,653,811	5,623,192

Three Months Ended:
Net interest income	$7,000	$6,389	$5,659
Income before taxes and preferred dividend	2,450	(726)	1,220
Net income	1,614	(652)	806
Income per common share - Basic	.26	(.13)	.15
Income per common share - Diluted	.26	(.13)	.15
Weighted average shares outstanding	6,245,553	5,770,104	5,527,690
Weighted average shares outstanding- Diluted	6,288,147	5,770,104	5,557,563

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.35%	4.19%	4.21%
Efficiency ratio	70.15	74.43	78.95
Return on average assets	.82	.28	.51
Return on average equity	8.03	2.57	4.51

Average total assets	$735,225	$605,612	$580,934
Average total shareholders’ equity	74,965	66,249	65,508
Average loans to average deposits ratio	100.99%	103.98%	103.78%

Common Share Data at end of period:
Market price per common share	$10.53	$11.85	$12.90
Book value per common share	12.15	11.81	12.03
Tangible book value per share	11.35	11.01	12.03
Dividends paid per share, annualized	.30	.225	.200
Common shares outstanding	6,236,250	6,266,756	5,527,690

Other Data at end of period:
Allowance for loan losses	$5,600	$5,140	$5,097
Non-performing assets	$12,044	$6,949	$4,599
Allowance for loan losses to total loans	.91%	.86%	1.01%
Non-performing assets to total assets	1.64%	.93%	.77%
Texas ratio	15.76%	9.37%	6.43%

Number of:
Branch locations	17	17	11
FTE Employees	168	160	134

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2015	2014	2014
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$16,658	$21,947	$20,744
Federal funds sold	3	—	2
Cash and cash equivalents	16,661	21,947	20,746

Interest-bearing deposits in other financial institutions	5,338	5,797	235
Securities available for sale	60,561	65,832	47,374
Federal Home Loan Bank stock	2,169	2,973	3,060

Loans:
Commercial	447,086	433,566	374,565
Mortgage	150,998	148,984	113,332
Consumer	17,163	18,385	15,043
Total Loans	615,247	600,935	502,940
Allowance for loan losses	(5,600)	(5,140)	(5,097)
Net loans	609,647	595,795	497,843

Premises and equipment	12,584	12,658	9,790
Other real estate held for sale	2,392	3,010	1,947
Deferred tax asset	10,013	11,498	9,097
Deposit based intangibles	1,136	1,196	—
Goodwill	3,805	3,805	—
Other assets	11,032	19,274	5,777

TOTAL ASSETS	$735,338	$743,785	$595,869

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$108,068	$95,498	$73,732
NOW, money market, interest checking	198,482	212,565	148,242
Savings	29,921	28,015	15,658
CDs<$100,000	133,582	134,951	143,140
CDs>$100,000	28,731	30,316	23,151
Brokered	90,037	105,628	80,093
Total deposits	588,821	606,973	484,016

Borrowings	64,483	49,846	42,087
Other liabilities	6,288	12,970	3,289
Total liabilities	659,592	669,789	529,392

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized - 500,000 shares , none issued and outstanding	—	—	—
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 6,236,250; 6,266,756 and 5,527,690 respectively	61,461	61,679	53,703
Retained earnings	13,851	11,804	12,325
Accumulated other comprehensive income	434	513	449

Total shareholders’ equity	75,746	73,996	66,477

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$735,338	$743,785	$595,869

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$7,742	$6,373	$15,967	$12,654
Tax-exempt	3	—	6	23
Interest on securities:
Taxable	261	244	563	481
Tax-exempt	53	14	94	27
Other interest income	40	32	102	80
Total interest income	8,099	6,663	16,732	13,265

INTEREST EXPENSE:
Deposits	801	800	1,624	1,622
Borrowings	298	204	588	391
Total interest expense	1,099	1,004	2,212	2,013

Net interest income	7,000	5,659	14,520	11,252
Provision for loan losses	200	191	505	374
Net interest income after provision for loan losses	6,800	5,468	14,015	10,878

OTHER INCOME:
Deposit service fees	244	192	428	349
Income from loans sold on the secondary market	282	139	449	242
SBA/USDA loan sale gains	282	166	400	548
Mortgage servicing income	199	89	230	102
Net security gains	259	—	269	—
Other	84	64	198	100
Total other income	1,350	650	1,974	1,341

OTHER EXPENSE:
Salaries and employee benefits	2,916	2,523	5,963	5,064
Occupancy	626	546	1,202	1,084
Furniture and equipment	390	303	789	622
Data processing	359	288	714	574
Advertising	120	123	246	230
Professional service fees	279	276	580	607
Loan and deposit	125	83	263	162
Writedowns and losses on other real estate held for sale	20	14	37	14
FDIC insurance assessment	140	90	248	175
Telephone	106	82	238	164
Other	619	570	1,176	1,309
Total other expenses	5,700	4,898	11,456	10,005

Income before provision for income taxes	2,450	1,220	4,533	2,214
Provision for income taxes	836	414	1,548	748

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	1,614	806	2,985	1,466

INCOME PER COMMON SHARE:
Basic	$.26	$.15	$.48	$.27
Diluted	$.26	$.14	$.48	$.26

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Other	235,339	221,680	182,353
Real estate - operators of nonresidential buildings	$102,380	$106,644	$103,598
Hospitality and tourism	42,391	46,211	42,111
Lessors of residential buildings	22,419	19,776	14,912
Commercial construction	19,868	16,284	10,550
Gasoline stations and convenience stores	14,601	13,841	11,881
Lessors of other real estate property	10,088	9,130	9,160
Total Commercial Loans	447,086	433,566	374,565

1-4 family residential real estate	142,276	139,553	105,868
Consumer	17,163	18,385	15,043
Consumer construction	8,722	9,431	7,464

Total Loans	$615,247	$600,935	$502,940

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$8,690	$3,939	$2,055
Loans past due 90 days or more	140	—	—
Restructured loans	822	—	597
Total nonperforming loans	9,652	3,939	2,652
Other real estate owned	2,392	3,010	1,947
Total nonperforming assets	$12,044	$6,949	$4,599
Nonperforming loans as a % of loans	1.57%	.66%	.53%
Nonperforming assets as a % of assets	1.64%	.93%	.77%
Reserve for Loan Losses:
At period end	$5,600	$5,140	$5,097
As a % of average loans	.93%	1.01%	1.04%
As a % of nonperforming loans	58.02%	130.49%	192.19%
As a % of nonaccrual loans	64.44%	130.49%	248.03%
Texas Ratio	15.76%	9.37%	6.43%

Charge-off Information (year to date):
Average loans	$603,711	$509,749	$489,656
Net charge-offs (recoveries)	$44	$721	$(62)
Charge-offs as a % of average loans	.01%	.14%	N/M %

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	30-Jun-15	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
BALANCE SHEET (Dollars in thousands)

Total loans	$615,247	$597,731	$600,935	$518,373	$502,940
Allowance for loan losses	(5,600)	(5,527)	(5,140)	(5,279)	(5,097)
Total loans, net	609,647	592,204	595,795	513,094	497,843
Total assets	735,338	728,844	743,785	613,943	595,869
Core deposits	470,053	468,622	471,029	403,950	380,772
Noncore deposits	118,768	129,291	135,944	87,256	103,244
Total deposits	588,821	597,913	606,973	491,206	484,016
Total borrowings	64,483	49,839	49,846	52,409	42,087
Total shareholders’ equity	75,746	75,038	73,996	67,132	66,477
Total tangible equity	70,805	70,066	68,995	67,132	66,477
Total shares outstanding	6,236,250	6,257,450	6,266,756	5,564,815	5,527,690
Weighted average shares outstanding	6,245,553	6,256,475	5,770,104	5,540,200	5,527,690

AVERAGE BALANCES (Dollars in thousands)

Assets	$732,979	$737,496	$651,935	$607,840	$581,150
Loans	607,330	600,052	549,411	509,618	492,923
Deposits	594,266	601,834	522,155	494,599	469,720
Equity	75,564	73,776	67,397	66,558	65,553

INCOME STATEMENT (Dollars in thousands)

Net interest income	$7,000	$7,520	$6,389	$5,886	$5,659
Provision for loan losses	200	305	639	187	191
Net interest income after provision	6,800	7,215	5,750	5,699	5,468
Total noninterest income	1,350	624	1,003	768	650
Total noninterest expense	5,700	5,756	7,479	5,126	4,898
Income before taxes	2,450	2,083	(726)	1,341	1,220
Provision for income taxes	836	712	(74)	455	414
Net income available to common shareholders	$1,614	$1,371	$(652)	$886	$806
Income pre-tax, pre-provision	$2,650	$2,388	$(87)	$1,528	$1,411

PER SHARE DATA

Earnings	$.26	$.22	$(.13)	$.16	$.15
Book value per common share	12.15	11.99	11.81	12.06	12.03
Tangible book value per share	11.35	11.20	11.01	12.06	12.03
Market value, closing price	10.53	11.39	11.85	11.30	12.90
Dividends per share	.075	.075	.075	.05	.05

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.57%	1.98%	.66%	.52%	.53%
Nonperforming assets/total assets	1.64	1.99	.93	.74	.77
Allowance for loan losses/total loans	.91	.92	.86	1.02	1.01
Allowance for loan losses/nonperforming loans	58.02	46.64	130.49	195.88	192.19
Texas ratio (1)	15.76	19.16	9.37	6.27	6.43

PROFITABILITY RATIOS

Return on average assets	.88%	.75%	(.40)%	.58%	.56%
Return on average equity	8.57	7.54	(3.84)	5.28	4.93
Net interest margin	4.17	4.53	4.19	4.20	4.18
Efficiency ratio	69.94	74.27	70.27	73.83	77.55
Average loans/average deposits	102.20	99.78	105.22	103.03	104.94

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.14%	8.75%	8.57%	10.23%	10.50%
Tier 1 capital to risk weighted assets	10.18	10.33	10.23	11.68	11.86
Total capital to risk weighted assets	11.04	11.22	11.07	12.68	12.87
Average equity/average assets (for the quarter)	10.31	10.00	10.34	10.95	11.28
Tangible equity/tangible assets (at quarter end)	9.68	9.68	9.25	10.93	11.16

(1) Texas ratio equals nonperforming assets divided by tangible shareholders’ equity plus allowance for loan losses